Press Release

COWEN ANNOUNCES CLOSING OF PUBLIC OFFERING OF 7.35% SENIOR NOTES DUE 2027

NEW YORK, NY — December 11, 2017 — Cowen Inc. (NASDAQ:COWN) (the “Company”) announced today that its previously announced public offering of $120 million of 7.35% senior notes due 2027 (the “2027 Notes”) closed on December 8, 2017. The net proceeds of the offering, after deducting the underwriting discount and estimated offering expenses payable by the Company, were approximately $115.6 million and will be used to redeem all of its 8.25% senior notes due 2021 and for general corporate purposes.

Morgan Stanley, UBS Investment Bank and Cowen are acting as joint book-running managers, and JMP Securities and Ladenburg Thalmann are serving as co-managers for the offering.

This offering was made only by the prospectus supplement and the accompanying base prospectus related to the offering of the 2027 Notes (collectively, the “prospectus”). The 2027 Notes were issued pursuant to an effective shelf registration statement previously filed on Form S-3 with the U.S. Securities and Exchange Commission (the “SEC”). The preliminary prospectus and the final prospectus were filed with the SEC and are and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus and the final prospectus may also be obtained by contacting Morgan Stanley & Co. LLC at 180 Varick Street, New York, New York 10014, Attn: Prospectus Department, or UBS Securities LLC at 1285 Avenue of the Americas, New York, New York 10019, Attn: Prospectus Department.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cowen Inc.
Cowen Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading, prime brokerage, global clearing and commission management through its two business segments: Cowen Investment Management and its affiliates make up the Company's alternative investment segment, while Cowen and Company, a member of FINRA and SIPC, and its affiliates make up the Company's broker-dealer segment. Cowen Investment Management provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide. For additional information, visit www.cowen.com.

Investor Relations Contacts:
Stephen Lasota, Chief Financial Officer, (212) 845-7919
Nancy Wu, (646) 562-1259

Media Contacts:
Cowen
Lynda Caravello
646-562-1676
lynda.caravello@cowen.com

Gagnier Communications
Dan Gagnier
646-569-5897
dg@gagnierfc.com

Source: Cowen Inc.

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